Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Redwood Trust, Inc. and subsidiaries, which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement and in the Registration Statements of Redwood Trust, Inc. and subsidiaries on Forms S-8 (Files Nos. 333-89300, 333-116395, 333-136497, and 333-155154).

/s/ GRANT THORNTON LLP

San Francisco, California
August 5, 2011